Exhibit 99.3

Unaudited Pro Forma Combined Consolidated Financial Information

On November 7, 2014, NCI Group, Inc., a Nevada corporation (“NCI Group”) and a wholly owned subsidiary of NCI Building Systems, Inc. (“NCI” or the “Company”), and Steelbuilding.com, Inc., a Delaware corporation and direct wholly owned subsidiary of NCI Group (together with NCI Group, “Buyers”), entered into an Interest Purchase Agreement (“Interest Purchase Agreement”) with SMST Management Corp., a Pennsylvania corporation, and Riverfront Captial Fund, a Pennsylvania limited partnership (each a “Seller” and collectively, “Sellers”), and CENTRIA, a Pennsylvania general partnership (“CENTRIA”), pursuant to which Buyers have agreed, subject to the terms and conditions set forth therein, to acquire all of the general partnership interests of CENTRIA, in exchange for $245,000,000 in cash (such acquisition, the “Acquisition”). CENTRIA is being sold on a cash-free, debt-free basis, and the purchase price is subject to adjustment based on CENTRIA’s working capital at closing.

The following unaudited pro forma combined consolidated financial statements are based upon the historical consolidated financial statements of NCI and CENTRIA and have been prepared to give effect to (i) the Acquisition and (ii) the incurrence of an anticipated $250 million of senior unsecured indebtedness in connection therewith and the expected use of the proceeds thereof (together with the Acquisition, the “Transactions”).

The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of NCI and CENTRIA as of November 2, 2014 and September 30, 2014, respectively, and reflects the pro forma effects of the Transactions as if they had occurred on November 2, 2014. The unaudited pro forma combined consolidated statements of income for the fiscal year ended November 2, 2014 combine the historical statements of income of NCI and CENTRIA, adjusted to reflect the pro forma effects of the Transactions as if they had occurred on November 4, 2013, the beginning of the fiscal period presented. Due to the differing accounting periods of NCI and CENTRIA, the consolidated statement of income of NCI for the fiscal year ended November 2, 2014 has been presented on a combined basis with the statement of income of CENTRIA for the twelve month period ended September 30, 2014.

The historical consolidated financial statements referred to above for NCI were included in NCI’s Annual Report on Form 10-K for the fiscal year ended November 2, 2014. The historical financial statements and related notes thereto of CENTRIA are filed with this Form 8-K. CENTRIA’s results of operations will be included in NCI’s results of operations beginning upon the consummation of the Acquisition. The unaudited pro forma combined consolidated financial statements are presented in accordance with Article 11 of Regulation S-X. The accompanying unaudited pro forma combined consolidated financial information and the historical consolidated financial information presented therein should be read in conjunction with and are qualified by the historical consolidated financial statements and notes thereto for NCI described above. The historical financial statements of CENTRIA have been adjusted to reflect certain reclassifications to conform with the Company's financial statement presentation.

The unaudited pro forma combined consolidated balance sheet and statements of income include pro forma adjustments which reflect transactions and events that (a) are directly attributable to the Transactions, (b) are factually supportable, and (c) with respect to the statement of income, do not have a continuing impact on consolidated results. The pro forma adjustments are described in the accompanying combined notes to the unaudited pro forma combined consolidated financial statements.

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The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or the synergies expected from the Acquisition. We cannot assure you that we will not incur charges in excess of those included in the pro forma total consideration related to the Transactions or that management will be successful in its efforts to integrate the operations of the companies. The unaudited pro forma combined consolidated financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Acquisition had been consummated as of the beginning of the fiscal periods presented nor is it necessarily indicative of our future operating results. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K and result in a preliminary allocation of the purchase price based on estimates of the fair value of the assets acquired and liabilities assumed. The fair value of certain assets acquired and liabilities assumed are preliminary, and final determination of required adjustments will be made only upon the completion of our fair value assessments. In addition, NCI has not yet performed the due diligence necessary to identify all of the adjustments required to conform CENTRIA’s accounting policies to NCI’s accounting policies. In addition, the unaudited pro forma combined consolidated financial information is based on certain financing assumptions, including type of financing, interest rates, amounts and timing of the issuance of debt. The actual financing obtained may differ materially from the information presented in the accompanying unaudited pro forma combined consolidated financial information and those differences could have a material impact on the unaudited pro forma combined consolidated financial information and the combined company’s future results of operations and financial performance.

The following table summarizes the estimated fair values of the assets we expect to acquire and liabilities we expect to assume in connection with the Acquisition. The fair value of certain assets acquired and liabilities assumed are preliminary and the final determination of any required adjustments will be made upon the completion of our fair value assessments.

NCI has retained an independent valuation firm to assist in the fair value determination of property, plant and equipment and identifiable intangible assets. NCI expects to finalize these values in the second quarter of fiscal 2015.

As the Acquisition has not yet been consummated, NCI has not begun to functionally integrate CENTRIA’s operations into NCI’s existing operations. As a result, the initial purchase price allocations may be adjusted for changes in estimates of the fair value of assets acquired and liabilities assumed.

(In thousands)	November 2, 2014
Current assets	$73,982
Current deferred income taxes	-
Property, plant and equipment	36,785
Intangible assets	73,330
Other assets	1,423
Assets acquired	185,520
Current liabilities	53,060
Deferred income taxes	-
Other liabilities	13,605
Liabilities assumed	66,665
Fair value of net assets acquired	118,855
Total consideration paid	248,467
Goodwill	$129,612

Based on the preliminary value of property, plant and equipment, if an additional $10.0 million of purchase price is allocated to fixed assets, this would increase depreciation expense by approximately $1.6 million per year.

Identified intangible assets include backlog, customer lists and relationships and trade names in the amount of $6.7 million, $52.4 million and $14.3 million, respectively. The backlog, customer lists and relationships and trade names have estimated useful lives of 9 months, 20 years, and 15 years, respectively, and are being amortized on a straight-line basis. These intangible assets have a weighted average useful life of approximately 17.3 years.

The excess of the purchase price over the tangible and identifiable intangible assets was recorded as goodwill and amounted to approximately $129.6 million. In accordance with current accounting standards, the goodwill will be tested for impairment as required by ASC 350, Intangibles–– Goodwill and Other.

Additionally, because the entity acquired was a partnership for tax purposes, the tax basis of the acquired assets and liabilities have been carried over at their fair value and goodwill will be deductible for tax purposes.

NCI currently reports on a fiscal year that ends the Sunday closest to October 31. CENTRIA currently reports on a calendar year that ends on December 31.

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NCI BUILDING SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(In thousands, except per share data)

	NCI	CENTRIA	Pro Forma		NCI
	November 2, 2014	September 30, 2014	Adjustments		Pro Forma
	(Audited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,651	$3,164	$(13,302	)(a)	$56,513
Accounts receivable, net	136,923	37,478			174,401
Inventories, net	131,497	28,422	1,500	(d)	161,419
Deferred income taxes	21,447	-			21,447
Investments in debt and equity securities, at market	5,549	-			5,549
Prepaid expenses and other	22,773	6,582			29,355
Assets held for sale	5,690	-			5,690
Total current assets	390,530	75,646	(11,802)		454,374
Property, plant and equipment, net	244,714	24,708	12,077	(d)	281,499
Goodwill	75,226	-	129,612	(d)	204,838
Intangible assets, net	44,923	-	73,330	(d)	118,253
Other assets	3,290	1,423	10,000	(b)	14,713
Total assets	758,683	101,777	213,217		1,073,677
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,384	$688	$(688	)(c)	$2,384
Note payable	418	-			418
Accounts payable	118,164	16,001	(1,396	)(e)	132,769
Accrued compensation and benefits	50,666	6,364			57,030
Accrued interest	1,820	-			1,820
Other accrued expenses	72,259	11,747			84,006
Bank overdrafts	-	4,286			4,286
Billings in excess of costs and estimated earnings on uncompleted contracts	-	14,663			14,663
Total current liabilities	245,711	53,749	(2,084)		297,376
Long-term debt	233,003	3,700	246,300	(c)	483,003
Deferred income taxes	20,219	-			20,219
Other long-term liabilities	13,208	13,605			26,813
Total long-term liabilities	266,430	17,305	246,300		530,035
Stockholders’ equity:
Common stock	737	-			737
Additional paid-in capital	630,297	-			630,297
Accumulated deficit	(371,550)	35,255	(35,531	)(f)	(371,826)
Accumulated other comprehensive loss	(8,739)	(4,532)	4,532	(f)	(8,739)
Treasury stock, at cost	(4,203)	-			(4,203)
Total stockholders’ equity	246,542	30,723	(30,999)		246,266
Total liabilities and stockholders’ equity	$758,683	$101,777	$213,217		$1,073,677

See accompanying notes to unaudited pro forma combined financial statements.

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NCI BUILDING SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

(In thousands, except per share data)

	NCI	CENTRIA
	Fiscal year ended	Twelve months ended	Pro Forma		NCI
	November 2, 2014	September 30, 2014(1)	Adjustments		Pro Forma
	(Audited)	(Unaudited)
Sales	$1,370,540	$231,385	$		$1,601,925
Cost of sales, excluding asset impairments (recovery)	1,080,027	174,213	6,623	(g),(j)	1,260,863
Gain on insurance recovery	(1,311)	––			(1,311)
Gross profit	291,824	57,172	(6,623)		342,373
Engineering, selling, general and administrative expenses	261,730	38,305	5,965	(g),(h)	306,000
Strategic development costs	4,998	––	(2,053	)(i)	2,945
Income (loss) from operations	25,096	18,867	(10,535)		33,428
Interest income	126	––			126
Interest expense	(12,455)	(91)	(20,846	)(k)	(33,392)
Other income (expense), net	(92)	––			(92)
Income (loss) before income taxes	12,675	18,776	(31,381)		70
Provision (benefit) for income taxes	1,490	86	(4,839	)(l)	(3,263)
Net income	$11,185	18,690	(26,542)		$3,333
Net income allocated to participating securities	(100)	-	-		(100)
Net income applicable to common shares	$11,085	$18,690	$(26,542)		$3,233

Loss per common share:
Basic	$0.15				$0.04
Diluted	$0.15				$0.04

Weighted average number of common shares outstanding:
Basic	73,079				73,079
Diluted	74,709				74,709

(1)	The unaudited consolidated statement of income of CENTRIA for the twelve months ended September 30, 2014 has been derived by taking the consolidated statement of income for the year ended December 31, 2013, less the consolidated statement of income for the nine months ended September 30, 2013, plus the consolidated statement of income for the nine months ended September 30, 2014.

See accompanying notes to unaudited pro forma combined financial statements.

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NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited pro forma combined consolidated financial statements present the pro forma results of operations of NCI Building Systems, Inc. (“NCI”) and CENTRIA, a Pennsylvania general partnership (“CENTRIA”) on a combined basis based on the historical financial information of each company after giving effect to the acquisition of CENTRIA by NCI. The unaudited pro forma combined consolidated statement of operations has been prepared assuming the Transactions occurred on November 4, 2013, the beginning of the fiscal period presented. The unaudited pro forma combined consolidated balance sheet as of November 2, 2014 reflects the Transactions as if they had occurred on that date.

In accordance with generally accepted accounting principles in the United States, the Transactions are being accounted for using the purchase method of accounting. As a result, the unaudited pro forma combined consolidated balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identify net assets acquired based primarily on NCI’s review of a fair value assessment and the excess purchase price to goodwill. The purchase price allocation in these unaudited pro forma combined condensed consolidated financial statements is based upon a purchase price of approximately $245.0 million.

2.	Pro Forma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma condensed combined financial statements:

a)	To record the cash purchase price of $245 million, which includes expected repayment at closing of estimated indebtedness of CENTRIA of $4.4 million, plus working capital adjustment and transaction related expenses, net of $250 million in debt proceeds.
b)	To record estimated debt incurrence costs.
c)	To record proceeds from the incurrence of $250 million in principal amount of new indebtedness net of repayment of existing debt.
d)	To record estimated goodwill and the fair value of assets acquired from the sellers.
e)	To reverse the accrual for transaction related expenses accrued as of the balance sheet date.
f)	To remove the pre-acquisition equity of CENTRIA, including $39.7 million in accumulated deficit, $4.5 million in accumulated other comprehensive loss and a $4.4 million note receivable from a partner as well as to record additional transaction expenses.
g)	To reflect an increase in depreciation expense on the fair value of CENTRIA’s property, plant and equipment and a reclassification of a portion of depreciation expense from operating expenses to cost of sales. The additional depreciation expense was recorded on a straight-line basis using a weighted average useful life of 6.2 years.
h)	To reflect an increase of amortization expense on the fair value of identified intangible assets which include backlog, customer lists and relationships and trade names in the amount of $6.7 million, $52.4 million and $14.3 million, respectively. The backlog, customer lists and relationships and trade names have estimated useful lives of 9 months, 20 years, and 15 years, respectively, and are being amortized on a straight-line basis. Goodwill resulting from the acquisition is not amortized.
i)	To remove acquisition-related costs.
j)	To record $1.5 million of additional cost of sales estimated to result from the adjustment to increase inventory to its fair market value.
k)	To reflect an increase in estimated interest expense on the $250.0 million indebtedness of NCI expected to be incurred in connection with the financing of the Acquisition. Estimated interest expense has been calculated based on an assumed interest rate of 7.875%. See discussion of the impact of a change in interest rates within Footnote 4 to these unaudited pro forma combined consolidated financial statements.
l)	To reflect the effective statutory tax rate of 38.4% for the fiscal year ended November 2, 2014 on pro forma adjustments and the pre-tax income of CENTRIA.

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3.	Pro Forma Net Income Per Share

The unaudited pro forma basic and diluted net income per share is based upon the weighted average number of outstanding shares of common stock of NCI during the periods presented. See Footnote 7 to the audited financial statements for the period ended November 2, 2014 filed on Form 10-K for discussion of the calculation of the weighted average number of outstanding shares of common stock.

4.	Pro Forma Interest Expense

An immediate change of 12.5 basis points in the interest rate would cause a change in pro forma interest expense of approximately $312,500 on an annual basis.

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